SECURED PROMISSORY NOTE

$200,000.00							Date: April 6, 2001

FOR VALUE RECEIVED, Meltronix, Inc., a California corporation ("Meltronix"), promises to pay to La Jolla Cove Investors, Inc. ("LJCI"), the principal sum of Two Hundred Thousand Dollars ($200,000.00), with interest thereon, in accordance with the terms and conditions of this secured promissory note ("Note"). This Note is entered into in connection with the Loan Agreement ("Loan Agreement"), the Security Agreement ("Security Agreement"), and the Registration Rights Agreement ("Registration Rights Agreement"), all entered into between Meltronix and LJCI (collectively the Transaction Documents") effective as of April 6, 2001 ("Effective Date").

1.	The unpaid portion of the principal balance of this Note shall bear simple interest until paid in full, at an annual rate of nine percent (9%), accrued from the date of April 6, 2001. Accrued interest shall be payable from April 6, 2001, monthly in arrears.

2.	The entire outstanding balance of this Note, including all
principal, and any previously unpaid accrued interest that may be outstanding at that time, shall be due and payable in full in one lump sum on April 6, 2002.

3.	All payments made pursuant under this Note shall be applied
(i) first, to pay any costs and expenses incurred by LJCI in the event LJCI is required to enforce this Note against Meltronix; (ii) second, to pay any accrued interest; and (iii) third, to pay the principal balance of this Note.

4.	Upon the occurrence of any Event of Default (as that term is hereafter defined), LJCI may, at any time thereafter, without demand, presentment, protest, notice of protest, notice of maturity or non-payment, notice of dishonor, or any other notices or demands whatsoever in connection with the delivery, acceptance, performance, default, endorsement, or guaranty of this Note, accelerate the unpaid balance of all amounts owing under this Note, and declare such unpaid balance immediately due and payable. For purposes of this Note, the occurrence of any one of the following events shall constitute an
"Event of Default":
		(a)	(i) Meltronix shall default in the payment of
principal of or interest on this Note, or on any other obligation of Meltronix to pay either principal or interest to any third party on any other promissory note or loan agreement of any kind, as and when the same shall be due and payable and, in the case of an interest payment default, such default shall continue for three (3) business days after the date such interest payment was due; or (ii) Meltronix shall fail to perform or observe any other covenant, agreement, term, provision, undertaking or commitment under this Note and/or any of the Transaction Documents, and such default shall continue for a period of ten (10) business days after the delivery to Meltronix of written notice that Meltronix is in default hereunder or thereunder; or (iii) Meltronix shall fail to perform or observe any material covenant, agreement, term, provision, undertaking or commitment under any other loan document relating to any other loan that may have been made by LJCI or the Normal A. Lizt IRA to Meltronix, and such default shall continue for a period of ten (10) business days after the delivery to Meltronix of written notice that Meltronix is in default thereunder; or (iv)
Meltronix shall fail to perform or observe any material covenant, agreement, term, provision, undertaking or commitment under any other loan document relating to any other loan that may have been made by any third party to Meltronix, and such default shall continue for a period of ten (10) business days after the delivery to Meltronix of written notice that Meltronix is in default thereunder;

		(b)	Any of the representations or warranties made by
Meltronix herein or in any of the Transaction Documents shall be false or misleading in any material respect as of the Effective Date;

		(c)	Under the laws of any jurisdiction not otherwise
covered by clauses (d) and (e) below, Meltronix (i) makes a general assignment for the benefit of creditors; or (ii) institutes or has instituted against it any proceeding seeking (x) to adjudicate it a bankrupt or insolvent, (y) liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors including any plan of compromise or arrangement or other corporate proceeding involving or affecting its creditors, or (z) the entry of an order for relief or the appointment of a receiver, trustee or other similar or it or for any substantial part of its properties and assets, and in the case of any such official proceeding instituted against it (but not instituted by it), either the proceeding remains undismissed or unstayed for a period of sixty (60) calendar days, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its properties and assets) occurs.

		(d)	The entry of a decree or order by a court having
jurisdiction in the premises adjudging Meltronix a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Meltronix under the Bankruptcy Code (as hereafter defined) or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of Meltronix or of any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and any such decree or order continues and is unstayed and in effect for a period of sixty (60) calendar days;

		(e)	The institution by Meltronix of proceedings to be
adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code (as hereafter defined) or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of Meltronix or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors;

		(f)	It becomes unlawful for Meltronix to perform or comply
with its obligations under this Note in any respect, or any of the Transaction Documents in any material respect;

	5.	Meltronix agrees and promises to pay all of LJCI's
reasonable attorneys' fees and other costs and expenses incurred by LJCI with respect to collection, suit, or other proceedings to enforce this Note.

	6.	No delay or omission on LJCI's part in exercising any
rights under, or failure to insist upon prompt compliance with the terms of this Note shall operate as a waiver of any of LJCI's rights hereunder.

	7.	All of the covenants, stipulations, promises and
agreements by or on behalf of Meltronix relating to this Note shall be deemed material and shall bind its successors and assigns, whether so expressed or not.

	8.	Time is of the essence of each obligation of Meltronix
under this Note.

	9.	To the greatest extent permitted under applicable law,
Meltronix hereby waives and agrees not to allege or claim that any provisions of this Note could give rise to or result in any actual or potential violations of any applicable usury laws. All agreements between LJCI and Meltronix are expressly limited so that in no contingency or event whatsoever (whether by reason of the advancement of any proceeds under this Note, demand for payment, acceleration of maturity of any unpaid balance or otherwise) shall the amount paid or agreed to be paid to Meltronix for the use, forbearance, or detention of any proceeds advanced or to be advanced hereunder exceed the highest rate permissible under applicable law. If any payments in the nature of interest, additional interest, and other charges made hereunder are held to be in excess of the applicable limits imposed by the usury laws of the State of California, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the principal amount any indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by the usury laws of the State of California.

10.	Miscellaneous Provisions.

		10.1	Governing Law.  This Note shall in all respects be
construed, interpreted and enforced in accordance with and governed by the laws of the State of California, United States of America.

		10.2	Attorneys' Fees.  Subject to the provisions of

Section 5 hereof, in the event of any legal action between the parties with respect to this Note or the subject matter hereof, the prevailing party shall be entitled to recover reasonable attorneys' fees in addition to court costs and litigation expenses incurred in said legal action, regardless of whether such legal action is prosecuted to judgment.

		10.3	Notices.  Any notice, demand or other communication
required or permitted under this Note shall be deemed given and delivered when in writing and (a) personally served upon the receiving party, or (b) upon the third (3rd) calendar day after mailing to the receiving party by either (i) United States registered or certified mail, postage prepaid, or (ii) FedEx or other comparable overnight delivery service, delivery charges prepaid, and addressed as follows:

			To Meltronix:	Meltronix, Inc.
						9577 Chesapeake Drive
						San Diego, CA 92123
						Attn: Chief Executive Officer

			To LJCI:		c/o Travis Huff
						La Jolla Cove Investors, Inc.
						7817 Herschel Avenue, Suite 200
						La Jolla, California  92037

Any party may change the address specified in this section by giving the other party notice of such new address in the manner set forth herein.

		10.4	Severability.  In the event that any provision of
this Note becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or invalid, then this Note shall continue in full force and effect without said provision. If this Note continues in full force and effect as provided above, the parties shall replace the invalid provision with a valid provision which corresponds as far as possible to the spirit and purpose of the invalid provision.

		10.5	Counterparts.  This Note may be executed in any number
of counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one document.

		10.6	Entire Agreement.  This Note, the Loan Agreement, and
the documents and agreements contemplated herein and therein, constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior oral or written agreements, representations or warranties between the parties other than those set forth herein or herein provided for.

		10.7	Successors and Assigns.  The provisions hereof shall
inure to the benefit of, and be binding upon, the permitted successors and assigns, heirs, executors, and administrators of the parties hereto.

		10.8	Amendment and Waiver.  No modification or waiver of
any provision of this Note shall be binding upon the party against whom it is sought to be enforced, unless specifically set forth in writing signed by an authorized representative of that party. A waiver by any party of any of the terms or conditions of this Note in any one instance shall not be deemed or construed to be a waiver of such terms or conditions for the future, or of any subsequent breach thereof. The failure by any party hereto at any time to enforce any of the provisions of this Note, or to require at any time performance of any of the provisions hereof, shall in no way to be construed to be a waiver of such provisions or to affect either the validity of this Note or the right of any party to thereafter enforce each and every provision of this Note.

		10.9	Survivability.  All of the representations, warranties,
agreements and obligations of the parties pursuant to this Note shall survive the closing of any of the transactions contemplated hereby.

		10.10	Security.	This Note shall be secured pursuant to
the terms and conditions of the Security Agreement and related UCC-1
Financing Statement, pursuant to which Meltronix has pledged the collateral described therein as security for the repayment of this Note.

		10.11	Diligence and Good Faith.  LJCI and Meltronix
specifically agree to act diligently, in the utmost good faith and in a timely manner to perform their respective obligations pursuant hereto, and to carry out the reasonable intent of the provisions of this Note. Each party hereto shall execute such other and further agreements, ocuments and things as reasonable requested by the other parties hereto to effect the transactions contemplated by this Note.

	IN WITNESS WHEREOF, LJCI and Meltronix have duly executed this Note as of the date first above written.

MELTRONIX, INC.				LA JOLLA COVE INVESTORS INC.
a California corporation



By:_______________________________	By:________________________________